LIMITED POWER OF ATTORNEY
FOR SEC REPORTING

KNOW ALL BY THESE PRESENTS, that the undersigned appoints Bryan Taylor, Carol Culpepper, Roger S. Manny, Dori Ginn, David S. Goldberg and David
P. Poole, each acting individually, as the undersigned's true and lawful attorney-in-fact, with full power and authority for the specific purposes described below on behalf of and in the name, place and stead of the undersigned to:
       (1) prepare, execute, acknowledge, deliver and file (a) Forms 3, 4, and 5, including any amendments thereto and any other similar forms relating to the securities of Range Resources Corporation, a Delaware corporation (the "Company"), with the United States Securities and Exchange Commission (?SEC?), any national securities exchanges and the Company, as considered necessary or advisable under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as each may be amended from time to time (the "Exchange Act"), and (b) to the extent necessary, a Form ID, including amendments thereto, and any other documents necessary to obtain codes and passwords enabling the undersigned to make Exchange Act
Section 16 electronic filings with the SEC;
       (2) seek or obtain, as the undersigned's representative and on the undersigned's behalf, information regarding any transaction in the Company's securities from any third party, including brokers, employee benefit plan administrators and trustees, and the undersigned authorizes any such person to release any such information to each attorney-in-fact named herein; and
      (3) perform any and all other acts which, in the discretion of each such attorney-in-fact, are necessary or desirable for and on behalf of the undersigned in connection with the foregoing.

The undersigned grants each of the named attorneys-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done related to the foregoing matters as fully as the undersigned might or could do if personally present, ratifying all that each attorney-in-fact of, for and on behalf of the undersigned, shall lawfully do or cause to be done by virtue of this Limited Power of Attorney. The undersigned acknowledges that the designated attorneys-in-fact are not assuming, nor is the Company assuming, any of the undersigned?s responsibility to comply with Exchange Act Section 16 or any liability of the undersigned arising in connection therewith.

This Limited Power of Attorney shall be governed by Texas law and remain in full force and effect until revoked by the undersigned in a signed writing delivered or faxed to Range Resources Corporation, Attention: General Counsel, or until termination of the undersigned's Exchange Act Section
16 reporting obligations with respect to Company securities, whichever first occurs.

As of the date of this document, each attorney-in-fact designated is an officer of Range Resources Corporation or an employee of a subsidiary of the Company. This Limited Power of Attorney shall automatically terminate as to any named attorney-in-fact upon the date that such person ceases to be an officer of the Company or employed by a subsidiary of the Company.


IN WITNESS WHEREOF, the undersigned has caused this Limited Power of Attorney to be executed as of this 30th day of Novebmer 2015.


/s/ Kevin McCarthy

STATE OF TEXAS		)
      )
COUNTY OF TARRANT	)

      On 30th day of November 2015, Kevin McCarthy personally appeared before me, and acknowledged that he executed the foregoing instrument for the purposes therein stated.

IN WITNESS WHEREOF, I have set my hand and official seal.

/s/ Candace Duran
Notary Public, State of Texas
Note:  File with Form 4

2